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                                                  CENTEX DEVELOPMENT EXHIBIT 4.5

                                AMENDMENT NO. 1
                                       TO
               SECOND AMENDED AND RESTATED PARTNERSHIP AGREEMENT
                                       OF
                        CENTEX DEVELOPMENT COMPANY, L.P.


         This AMENDMENT NO. 1 TO SECOND AMENDED AND RESTATED PARTNERSHIP AGREEMENT OF CENTEX DEVELOPMENT COMPANY, L.P. (the "Amendment") is made as of this 22nd day of July 1998, by and between 3333 Development Corporation, a Nevada corporation, as the General Partner ("Development"), and Centex Homes, a Nevada general partnership, as the Limited Partner ("Centex").

         WHEREAS, Development and Centex entered into that certain Amended and Restated Partnership Agreement of Centex Development Company, L.P. (the "Partnership Agreement") as of the 24th day of February, 1998 with respect to Centex Development Company, L.P., a Delaware limited partnership (the "Partnership");

         WHEREAS, as of the date hereof, Development is the sole general partner of the Partnership and Centex owns all of the issued and outstanding limited partnership interest of the Partnership and is the sole limited partner of the Partnership;

         WHEREAS, Development and Centex are mutually desirous of amending the Partnership Agreement pursuant to the terms of this Amendment;

         NOW, THEREFORE, for and in consideration of the premises set forth above and the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by the parties hereto, Development and Centex hereby agree as follows:

         1. Pursuant to, and in accordance with, Article XV of the Partnership Agreement, Section 5.1(a)(i) of the Partnership Agreement is hereby deleted in its entirety and replaced with the following:

             " (i) If there is net income (i.e., if items of income and gain exceed items of deduction and loss) it shall be allocated to Class A Unit holders and Class C Unit holders, in the ratio in which, and to the extent that, cumulative distributions of Preferred Return are made or accrued through the end of such taxable year;".

         2. Except as expressly amended and modified by this Amendment, the Partnership Agreement shall remain in full force and effect.


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         IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the date first written above.


                                   GENERAL PARTNER:

                                   3333 DEVELOPMENT CORPORATION,
                                     a Nevada corporation



                                   By:      /s/ Richard C. Decker
                                            ------------------------------
                                            Richard C. Decker
                                            President and Chief Executive
                                            Officer



                                   LIMITED PARTNER:

                                   CENTEX HOMES,
                                    a Nevada general partnership


                                   By:      Centex Real Estate Corporation,
                                              a Nevada general partnership,
                                              Managing Partner



                                            By:      /s/ Raymond G. Smerge
                                                     -------------------------
                                                     Raymond G. Smerge
                                                     Vice President and
                                                     Secretary



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